GLOBAL
TESSERA TECHNOLOGIES, INC.
2003 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD GRANT NOTICE AND
RESTRICTED STOCK UNIT AWARD AGREEMENT
Tessera Technologies, Inc., a Delaware corporation (the “Company”), pursuant to its 2003 Equity Incentive Plan (as amended to date, the “Plan”), hereby grants to the holder listed below (“Participant”), an award of restricted stock units (“RSUs”) representing a right to receive a number of shares of the Company’s common stock, par value $0.001 (the “Shares”). This award for RSUs (this “Award”) is subject to all of the terms and conditions as set forth herein and in the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “RSU Agreement”) and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the RSU Agreement.

Participant:
Employee ID:
Grant Date:
Vesting Commencement Date:
Total Number of Shares Represented by the RSUs:
Vesting Schedule:	The Award shall vest as set forth on Exhibit B attached hereto.
Distribution Schedule:	The RSUs shall be distributable as they vest pursuant to the Vesting Schedule in accordance with Section 2.1(c) of the RSU Agreement.

ELECTRONIC ACCEPTANCE OF AWARD:

By clicking on the "ACCEPT" box on the "Grant Acceptance: View/Accept Grant" Page, Participant agrees to be bound by the terms and conditions of the Plan, the RSU Agreement and this Grant Notice. Participant acknowledges that he or she has reviewed the RSU Agreement, the Plan and this Grant Notice in their entirety, each of which are posted on www.etrade.com, and has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the RSU Agreement and the Plan. Participant further acknowledges that he or she has been provided with a copy of the prospectus for the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator of the Plan upon any questions arising under the Plan, this Grant Notice or the RSU Agreement. Below are instructions on how to access the Plan and the prospectus:
1. Log into your E*TRADE account.
2. Click on Employee Stock Plans.
3. Click on Company Info.
4. Click on Documents.
5. Click on 2003 Plan.

EXHIBIT A

TESSERA TECHNOLOGIES, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT
Pursuant to the Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this Restricted Stock Unit Award Agreement (this “RSU Agreement”) is attached, Tessera Technologies, Inc., a Delaware corporation (the “Company”), has granted to Participant the number of RSUs under the Company’s 2003 Equity Incentive Plan (as amended to date, the “Plan”) as set forth in the Grant Notice.
ARTICLE I.
GENERAL
1.1    Definitions. All capitalized terms used in this RSU Agreement without definition shall have the meanings ascribed in the Plan and the Grant Notice.
1.2    Incorporation of Terms of Plan. The Award and this RSU Agreement are subject to the Plan, the terms and conditions of which are incorporated herein by reference. In the event of any inconsistency between the Plan and this RSU Agreement, the terms of the Plan shall control.
ARTICLE II.
RSU AWARD
2.1    RSU Award.
(a)    Award. The Company hereby grants to Participant the right to receive the number of RSUs set forth in the Grant Notice, subject to all of the terms and conditions set forth in this RSU Agreement, the Grant Notice and the Plan. Each RSU represents the right to receive one Share. Participant is a Service Provider. Prior to actual issuance of any Shares, the Award represents an unsecured obligation of the Company, payable only from the general assets of the Company.
(b)    Vesting. The RSUs shall vest in accordance with the Vesting Schedule set forth in the Grant Notice. Unless and until the RSUs have vested in accordance with the vesting schedule set forth in the Grant Notice, Participant will have no right to any distribution with respect to such RSUs. In the event Participant ceases to be a Service Provider for any reason prior to the vesting of all of the RSUs, any unvested RSUs will terminate automatically without any further action by the Company and be forfeited without further notice and at no cost to the Company.
(c)    Distribution of Stock.
(i)    Shares shall be distributed to Participant (or in the event of Participant’s death, to his or her estate) with respect to such Participant’s vested RSUs granted to Participant pursuant to this RSU Agreement, subject to the terms and provisions of the Plan and this RSU Agreement, within thirty (30) days following each vesting date as the RSUs vest pursuant to the Vesting Schedule set forth in the Grant Notice.
(ii)    All distributions shall be made by the Company in the form of whole shares of Common Stock.
(iii)    Notwithstanding the foregoing, Shares shall be issuable with respect to the RSUs at such times and upon such events as are specified in this RSU Agreement only to the extent issuance under such terms will not cause the RSUs or such Shares to be includible in the gross income of Participant under Section 409A of the Code prior to such times or the occurrence of such events, as permitted by the Code and the regulations and other guidance thereunder.
(d)    Generally. Shares issued under the Award shall be issued to Participant or Participant’s beneficiaries, as the case may be, at the sole discretion of the Administrator, in either (i) uncertificated form, with the Shares recorded in the name of Participant in the books and records of the Company’s transfer agent with appropriate notations regarding the restrictions on transfer imposed pursuant to this RSU Agreement; or (ii) certificate form.
2.2    Tax Indemnity. Notwithstanding any other provision of this RSU Agreement:
(a)    Participant agrees to indemnify and keep indemnified the Company, any Subsidiary and Participant’s employing company, if different, and their affiliates (collectively, the “Company Group”) from and against any liability for or obligation to pay any Tax Liability (as defined below) that is attributable to the vesting or distribution of the RSUs, the disposal of any Shares issued pursuant to the distribution of the RSUs or otherwise pursuant to this RSU Agreement. No Shares shall be issued or delivered to Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid to the Company the full amount of any Tax Liability; provided that no payment shall be delayed under this Section 2.2(a) if such delay will result in a violation of Section 409A of the Code.
(b)    The Company Group shall be entitled to withhold taxes (if required) according to the requirements under applicable laws, rules and regulations, including withholding taxes at source. The Company Group may withhold or Participant may make such payment in one or more of the forms specified below:

(i)     by cash or check made payable to the Company or the member of the Company Group with respect to which the withholding obligation arises;

(ii)     by the deduction of such amount from other compensation payable to Participant;

(iii)    with respect to any tax withholding obligation arising in connection with the distribution of the RSUs, with the consent of the Administrator, by requesting that the Company or the member of the Company Group with respect to which the withholding obligation arises withhold a net number of vested Shares otherwise issuable pursuant to the RSUs having a then current Fair Market Value not exceeding the Tax Liability;
(iv)     with respect to any tax withholding obligation arising in connection with the distribution of the RSUs, with the consent of the Administrator, by tendering to the Company vested Shares held for the requisite period necessary to avoid a charge to the Company's earnings for financial reporting purposes, as determined by the Administrator, having a Fair Market Value on the date of surrender not exceeding the Tax Liability;

(v)    with respect to any withholding taxes arising in connection with the distribution of the RSUs, through the delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable to Participant pursuant to the RSUs, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company and/or the member of the Company Group with respect to which the withholding obligation arises; provided that payment of such proceeds is then made to the Company and/or such member of the Company Group at such time as may be required by the Administrator, but in any event not later than the settlement of such sale; or

(vi)     in any combination of the foregoing.
(c)    With respect to any withholding taxes arising in connection with the RSUs, in the event Participant does not provide timely payment of all sums required pursuant to Section 2.2(b), the Company Group shall have the right, but not the obligation, to treat such failure as an election by Participant to satisfy all or any portion of Participant's required payment obligation pursuant to Section 2.2(b)(iii) above. In the event any tax withholding obligation arising in connection with the RSUs will be satisfied under Section 2.2(b)(iii), then the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant's behalf a whole number of shares from those Shares then issuable to Participant pursuant to the RSUs as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the tax withholding obligation and to remit the proceeds of such sale to the Company and/or the member of the Company Group with respect to which the withholding obligation arises. Participant's acceptance of this Award constitutes Participant's instruction and authorization to the Company and such brokerage firm to complete the transactions described in this Section 2.2(c), including the transactions described in the previous sentence, as applicable.
(d)    For purposes of this Agreement, Participant's “Tax Liability” shall mean (i) all federal, state, local and foreign withholding or other taxes applicable to Participant's taxable income, plus (ii) if permitted under the laws of the jurisdiction in which Participant resides, any liability of the Company Group for income tax, withholding tax and any social security contributions, payroll tax, fringe benefit tax, payment on account obligation or other employment related taxes in any jurisdiction, in each case that may arise as a result of (w) the grant, vesting or settlement of the RSU, (x) the issuance to Participant of Shares on the vesting or settlement of the RSU, (y) the disposition of any Shares that were the subject of the RSU, or (z) any other transactions contemplated by this Agreement. To avoid negative accounting treatment, the Company shall withhold for the Tax Liability based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes.
2.3    Conditions to Issuance of Certificates. The Company shall not be required to issue or deliver any certificate or certificates for any Shares prior to the fulfillment of all of the following conditions: (a) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of the Shares under any state, federal or foreign law or under rulings or regulations of the U.S. Securities and Exchange Commission or other governmental regulatory body, which the Administrator shall, in its sole and absolute discretion, deem necessary and advisable, (c) the obtaining of any approval or other clearance from any state, federal or foreign governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable, (d) the lapse of any such reasonable period of time following the date the RSUs vest as the Administrator may from time to time establish for reasons of administrative convenience, and (e) Participant’s satisfaction of his or her obligations under Section 2.2.
ARTICLE III.
OTHER PROVISIONS
3.1    Tax Representations. Participant has reviewed with Participant’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Grant Notice and this RSU Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own Tax Liability that may arise as a result of this investment or the transactions contemplated by this RSU Agreement.
3.2    RSUs Not Transferable. None of the Award and the rights conveyed hereunder, including the right to receive Shares upon the vesting of the RSUs, or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.
3.3    Rights as Shareholder. Neither Participant nor any person claiming under or through Participant shall have any of the rights or privileges of a shareholder of the Company in respect of any Shares issuable hereunder unless and until certificates representing such Shares (which may be in uncertificated form) will have been issued and recorded on the books and records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Participant shall have all the rights of a shareholder of the Company, including with respect to the right to vote the Shares and the right to receive any cash or share dividends or other distributions paid to or made with respect to the Shares.
3.4    Not a Contract of Employment. Notwithstanding any other provision of this Agreement or the Plan:
(a)    The Plan shall not form part of any contract of employment between the Company Group and Participant;
(b)    Unless expressly so provided in his or her contract of employment, Participant has no right or entitlement to be granted an Award or any expectation that an Award might be made to him or her, whether subject to any conditions or at all;
(c)    The benefit to Participant of participation in the Plan (including, in particular but not by way of limitation, any Awards held by him or her) shall not form any part of his or her remuneration or count as his remuneration for any purpose and shall not be pensionable;
(d)    The rights or opportunity granted to Participant on the making of an Award shall not give Participant any rights or additional rights, and if Participant ceases to be employed by the Company Group, Participant shall not be entitled to compensation for the loss of any right or benefit or prospective right or benefit under the Plan (including, in particular but not by way of limitation, any Awards held by him or her which lapse by reason of his ceasing to be employed by the Company Group) whether by way of damages for unfair dismissal, wrongful dismissal, breach of contract or otherwise;
(e)    The rights or opportunity granted to Participant on the making of an Award shall not give Participant any rights or additional rights in respect of any pension scheme operated by the Company Group;
(f)    Participant shall not be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being unable to acquire or retain shares of Stock, or any interest in shares of Stock pursuant to an Award in consequence of the loss or termination of his office or employment with the Company Group for any reason whatsoever (whether or not the termination is ultimately held to be wrongful or unfair); and
(g)    By accepting the grant of the Award and not renouncing it, Participant is deemed to have agreed to the provisions of this Section 3.4.
3.5    Governing Law and Jurisdiction. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this RSU Agreement regardless of the law that might be applied under principles of conflicts of laws. The courts of the State of California shall have jurisdiction to settle any dispute which may arise out of, or in connection with, the Plan. The jurisdiction agreement contained in this Section 3.5 is made for the benefit of the Company and its Parents and Subsidiaries only, which accordingly retains the right to bring proceedings in any other court of competent jurisdiction. By accepting the grant of an Award and not renouncing it, Participant is deemed to have agreed to submit to such jurisdiction.
3.6    Conformity to Securities Laws. Participant acknowledges that the Plan and this RSU Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the U.S. Securities and Exchange Commission, including, without limitation, Rule 16b-3 under the Exchange Act. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Award is granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this RSU Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
3.7    Notices. Notices required or permitted hereunder shall be given in writing and shall be deemed effectively given when sent via email or upon personal delivery or upon deposit in the United States mail by certified mail, with postage and fees prepaid, addressed to Participant to his or her address shown in the Company records, and to the Company at its principal executive office. Notices required or permitted hereunder shall be given in writing and shall be deemed effectively given when sent via email or upon personal delivery or upon deposit in the United States mail by certified mail, with postage and fees prepaid, addressed to Participant to his or her address shown in the Company records, and to the Company at its principal executive office. By a notice given pursuant to this Section 3.7, either party may hereafter designate a different address for notices to be given to that party.
3.8    Successors and Assigns. The Company may assign any of its rights under this RSU Agreement to single or multiple assignees, and this RSU Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this RSU Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.
3.9    Section 409A. This RSU Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the amounts payable hereunder shall be paid no later than the later of: (i) the fifteenth (15th) day of the third month following Participant’s first taxable year in which such severance benefit is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth (15th) day of the third month following first taxable year of the Company in which such severance benefit is no longer subject to substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder. To the extent applicable, this RSU Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any other provision of the Plan, this RSU Agreement and the Grant Notice, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, this RSU Agreement or the Grant Notice, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Participant may be eligible to receive under this RSU Agreement shall be treated as a separate and distinct payment.
3.10    Data Protection. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this document by and among, as applicable, the Company Group for the exclusive purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that the Company Group holds certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares of stock or directorships held in the Company, details of all options or any other entitlement to Shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).
Participant understands that Data will be transferred to E*TRADE and/or to such other stock plan service provider as may be selected by the Company, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere (and, if Participant is a resident of a member state of the European Union, may be outside the European Economic Area) and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that he or she may request a list with the names and addresses of all recipients of the Data by contacting Participant’s local human resources representative. Participant authorizes the Company Group, E*TRADE and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Participant understands, however, that refusing or withdrawing consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, Participant understands that he or she may contact the U.S. human resources representative. This Section applies to information held, used or disclosed in any medium.

3.11    Forfeiture and Claw-Back Provisions. Participant hereby acknowledges and agrees that the Award is subject to the provisions of Section 23 of the Plan.
3.12    Broker-Assisted Sales. In the event of any broker-assisted sale of Shares in connection with the payment of withholding taxes as provided in Section 2.2(a)(iii) or (v): (a) any Shares to be sold through a broker-assisted sale will be sold on the day the tax withholding obligation arises or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other participants in the Plan in which all participants receive an average price; (c) Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the proceeds of such sale exceed the applicable tax withholding obligation, the Company agrees to pay such excess in cash to Participant as soon as reasonably practicable; (e) Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable tax withholding obligation; and (f) in the event the proceeds of such sale are insufficient to satisfy the applicable tax withholding obligation, Participant agrees to pay immediately upon demand to the Company or its Subsidiary with respect to which the tax withholding obligation arises an amount in cash sufficient to satisfy any remaining portion of the Company’s or the applicable Subsidiary’s tax withholding obligation.
3.13    Provision Applicable to United Kingdom Residents.
(a)    Notwithstanding anything to the contrary in the Plan or this Agreement, in the United Kingdom only Employees of the Company or any Parent or Subsidiaries are eligible to be granted RSUs. Other persons who are not Employees are not eligible to receive RSUs in the United Kingdom. This Agreement forms the rules of the employee share scheme applicable to, amongst others, the United Kingdom-based Employees of the Company and any Parent or Subsidiaries. All Awards granted to Employees of the Company or any Parent or Subsidiaries who are based in the United Kingdom will be granted on similar terms.
(b)    If Participant is a resident of the United Kingdom, then Participant’s “Tax Liability” shall also include Participant’s National Insurance Contributions or any National Insurance Contributions of the Company Group that are attributable to the vesting or distribution of the RSUs or otherwise pursuant to this RSU Agreement. In addition, at the discretion of the Company, the RSUs will not vest until Participant has entered into an election with the Company (or such other member of the Company Group that is Participant’s employer) (as appropriate) in a form approved by the Company and Her Majesty’s Revenue & Customs (a “Joint Election”) under which any liability of the Company Group for the employer’s National Insurance contributions arising in respect of the vesting or distribution of the RSUs, the disposal of any Shares issued pursuant to the distribution of the RSUs or otherwise pursuant to this RSU Agreement is transferred to and met by Participant.
3.14    Language. If Participant has have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
3.15    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
3.16    Insider Trading Restrictions/Market Abuse Laws. Participant acknowledges that, depending on his or her country of residence, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell Shares or rights to Shares under the Plan during such times when Participant is considered to have “inside information” regarding the Company (as defined by the laws in Participant's country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant further acknowledges that it is Participant's responsibility to comply with any applicable restrictions, and Participant is advised to speak to his or her personal advisor on this matter.

EXHIBIT B
TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE

VESTING SCHEDULE
❑    Twenty-five percent (25%) of the RSUs shall vest on each of the first, second, third and fourth anniversaries of the Grant Date, subject to Holder’s continued service as a Service Provider on each such date, so that all of the RSUs shall be vested four (4) years after the original Grant Date.
❑ Other:

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